Exhibit 99.1

	Investor Contact:	Randy Atkinson
(954) 308-7639
randalatkinson@spherion.com

	Media Contact:	Kip Havel
FOR IMMEDIATE RELEASE		(800) 422-3819
kiphavel@spherion.com
SPHERION ANNOUNCES FIRST QUARTER 2008 FINANCIAL RESULTS
     FORT LAUDERDALE, Fla., April 28, 2008 — Spherion Corporation (NYSE: SFN) today announced financial results for the first quarter ended March 30, 2008.
     Spherion President and Chief Executive Officer Roy Krause commented, “Our first quarter results again reflect favorably on our business strategy, especially in light of the continuing decline in US temporary employment. A more favorable Professional Services business mix due to the late 2007 acquisition of Technisource helped drive a higher overall first quarter segment operating profit margin compared with last year. Revenues increased 25% primarily as a result of two strategic acquisitions completed in 2007.”
FINANCIAL HIGHLIGHTS
•	First quarter 2008 revenues were 25% higher year over year, $576 million compared with $462 million last year.

•	Earnings from continuing operations in the first quarter were $2.2 million, or $0.04 per share, compared with $2.7 million, or $0.05 per share, in the prior year.

•	Adjusted earnings from continuing operations in the first quarter of 2008 were $2.8 million, or $0.05 per share compared with adjusted earnings in the same prior year period of $4.2 million, or $0.07 per share. Adjusted earnings from continuing operations exclude acquisition integration costs in 2008, and in the prior year certain tax credits and an interest charge related to the purchase of the remaining interest in our Canadian operations.

•	Earnings before interest, taxes, depreciation and amortization (EBITDA) in the first quarter was $12.7 million compared with $11.7 million in the first quarter last year.
     Krause continued, “The weakening US economy started to impact our business as we progressed through the quarter. Our permanent placement activity slowed and there was a greater seasonal pull back in commercial temporary staffing than we expected. While an economic downturn will have a negative impact on short term profitability, we are encouraged that our business grew, that our segment operating profit margin improved and that Technisource, our most recent acquisition, grew about 11% year over year. Additionally, we used operating cash flow and other resources to reduce debt and buy back stock during the quarter.”
OPERATING PERFORMANCE
     Within Staffing Services, year over year revenues were up 10.5% due to several 2007 acquisitions. Sequentially, revenues were down 12.9% compared with a sequential decline of 9.7% in the same period last year; a result of a greater seasonal pull back in large accounts. Gross profit margins were 18.5% in the first quarter of 2008 compared with 19.2% in the first quarter of 2007, equal to the year over year decline reported in the fourth quarter of 2007. Selling, general and administrative expenses were $66.9 million and decreased to 18.0% of revenue in the first quarter of 2008 compared with $61.9 million or 18.4% of revenue last year. Segment operating profit was $1.8 million or 0.5% compared with $2.8 million or 0.8% of revenue in the first quarter of 2007.
     Within Professional Services, revenues were up 63.2% almost entirely due to acquisitions made in 2007. Gross profit margins in the first quarter of 2008 were 29.1% compared with 32.8% in the prior year reflecting the change in mix resulting from a full quarter of revenue from Technisource and a lower proportion of permanent placement revenue. Permanent placement revenue made up 6.4% of total Professional Services revenue in the current quarter compared with 10.8% in the first quarter of 2007. Selling, general and administrative expenses of $48.8 million decreased to 23.9% of revenue in the first quarter of 2008 compared with $34.5 million or 27.6% of revenue in the first quarter last year. Segment operating profit was $10.7 million compared with $6.5 million last year, or 5.2% of revenue in both periods.

OTHER ITEMS
     Spherion also announced today that it substantially completed ahead of schedule the business systems and back office integration of Technisource. All of the Company’s 2007 acquisitions are now operating on the Company’s standard systems.
     The Company purchased 889,200 shares of its common stock during the first quarter of 2008 at an average price of $6.39 per share, and has purchased an additional 298,600 shares through the first four weeks of the quarter. The Company continues to purchase shares under the Board of Directors’ authorization of up to $25 million of the Company’s outstanding common stock. The remaining authorization will enable us to purchase up to $17.5 million of additional stock.
     The Company had net debt of $76.5 million and availability on its credit facilities of $104 million at the end of the quarter. Net debt at the end of 2007 was $92.9 million. Capital expenditures during the first quarter were $2.6 million. During the quarter $17.1 million of insurance deposits were refunded to the Company and the proceeds were used to pay down debt; the Company replaced these insurance deposits with letters of credit.
OUTLOOK
     Krause commented, “We are managing our business through this period of economic uncertainty and will adjust our cost structure in line with gross profit trends. We will continue to focus on growing the higher margin areas of our business.“

     Based on the continuation of recent trends, the Company anticipates revenue for the second quarter will be between $570 and $585 million. This range reflects a year over year decline in comparable revenues (i.e., including the acquisitions in the prior year on a pro forma basis) of about 1% to 4%. Adjusted earnings from continuing operations are expected to be between $0.06 and $0.11 per share, assuming a 40% effective tax rate and excluding costs of $1.0 million related to recent acquisitions. Earnings from continuing operations inclusive of the costs are expected to be between $0.05 and $0.10.
ABOUT SPHERION
     Spherion Corporation (NYSE:SFN) is a leading recruiting and staffing company that provides integrated solutions and breakout specialties to meet the evolving needs of companies and job candidates. As an industry pioneer for more than 60 years, Spherion has sourced, screened and placed millions of individuals in temporary, temp-to-hire and full-time jobs.
     With approximately 700 locations in the United States and Canada, Spherion delivers innovative workforce solutions that improve business performance. Spherion provides its services to more than 8,000 customers, from Fortune 500 companies to a wide range of small and mid-size organizations. Employing more than 300,000 people annually through its network, Spherion is one of North America’s largest employers. Spherion operates under the following brands: Spherion Staffing Services Group for administrative, clerical and light industrial workers; Technisource for technology professionals and solutions; The Mergis Group for accounting and finance and other professional positions; Todays Office Professionals for specialty administrative personnel; and Spherion Recruitment Process Outsourcing. To learn more, visit www.spherion.com

     This release contains statements that are forward looking in nature and, accordingly, are subject to risks and uncertainties. Factors that could cause future results to differ from current expectations include risks associated with: Competition — our business operates in highly competitive markets with low barriers to entry; Economic conditions — any significant economic downturn could result in lower revenues or a significant reduction in demand from our customers may result in a material impact on the results of our operations; Corporate strategy — we may not achieve the intended effects of our business strategy; Termination provisions — certain contracts contain termination provisions and pricing risks; Failure to perform — our failure or inability to perform under customer contracts could result in damage to our reputation and give rise to legal claims; Disposition of businesses — the disposition of businesses previously sold may create contractual liabilities associated with indemnifications provided; Business interruptions — natural disasters or failures with hardware, software or utilities could adversely affect our ability to complete normal business processes; Tax filings — regulatory challenges to our tax filing positions could result in additional taxes; Personnel — our business is dependent upon the availability of qualified personnel and we may lose key personnel which could cause our business to suffer; Litigation — we may be exposed to employment—related claims and costs and we are a defendant in a variety of litigation and other actions from time to time; Common stock — the price of our common stock may fluctuate significantly, which may result in losses for our investors; Government Regulation — government regulation may increase our costs; International operations — we are subject to business risks associated with our operations in Canada which could make those operations more costly; Integrating acquisitions — managing or integrating any future acquisitions may strain our resources; and Debt compliance — failure to meet certain covenant requirements under our credit facility could impact part or all of our availability to borrow. These and additional factors discussed in this release and in Spherion’s filings with the Securities and Exchange Commission could cause the Company’s actual results to differ materially from any projections contained in this release .
     Spherion Corporation prepares its financial statements in accordance with generally accepted accounting principles (GAAP). Organic revenue growth is a non-GAAP financial measure, which includes pro-forma revenues of acquired companies. Adjusted earnings from continuing operations is a non-GAAP financial measure, which excludes certain non-operating related charges. Items excluded from the calculation of adjusted earnings from continuing operations include interest expense related to adjustment of the Canadian purchase liability and restructuring and other charges related to acquisitions. EBITDA from continuing operations is a non-GAAP financial measure which excludes interest, taxes, depreciation and amortization from earnings from continuing operations. Organic growth, adjusted earnings and EBITDA from continuing operations are key measures used by management to evaluate its operations. Management includes revenues prior to acquisition date for acquired companies in the organic revenue growth calculation in order to evaluate the Company’s operating performance. Organic growth, adjusted earnings and EBITDA from continuing operations should not be considered measures of financial performance in isolation or as an alternative to revenue growth or earnings from continuing operations or net earnings (loss) as determined in the Statement of Earnings in accordance with GAAP, and, as presented, may not be comparable to similarly titled measures of other companies, and therefore this measure has material limitations. Items excluded from adjusted earnings from continuing operations are significant components in understanding and assessing financial performance.

SPHERION CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited, in thousands, except per share amounts)

	Three Months Ended
	March 30,	April 1,
	2008	2007
Revenues (1)	$576,463	$461,869
Cost of services (2)	448,295	356,148

Gross profit	128,168	105,721

Selling, general and administrative expenses	119,903	99,620
Amortization of intangibles	2,044	40
Interest expense	1,749	1,951
Interest income	(179)	(1,283)
Restructuring and other charges	996	—

	124,513	100,328

Earnings from continuing operations before income taxes	3,655	5,393
Income tax expense	(1,462)	(2,646)

Earnings from continuing operations	2,193	2,747
Loss from discontinued operations, net of tax	(911)	(141)

Net earnings	$1,282	$2,606

Earnings per share, Basic and Diluted:
Earnings from continuing operations	$0.04	$0.05
Loss from discontinued operations	(0.02)	—

	$0.02	$0.05

Weighted-average shares used in computation of earnings per share:
Basic	55,740	56,551
Diluted	56,303	57,090

(1)	Includes sales of all company-owned and licensed offices and royalties on sales of franchised offices.

(2)	Gross profit is revenues less temporary employee wages, employment related taxes such as FICA, federal and state unemployment taxes, medical and other insurance for temporary employees, workers’ compensation, benefits, billable expenses and other direct costs.

SPHERION CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands, except share data)

	March 30,	December 30,
	2008	2007
Assets

Current Assets:
Cash and cash equivalents	$11,047	$15,324
Receivables, less allowance for doubtful accounts of $5,044 and $6,523, respectively	333,708	347,908
Deferred tax asset	15,129	13,413
Insurance deposit	561	6,986
Other current assets	26,006	22,606

Total current assets	386,451	406,237
Goodwill	144,486	146,584
Property and equipment, net of accumulated depreciation of $122,892 and $109,229 respectively	74,638	78,077
Deferred tax asset	100,068	102,024
Trade names and other intangibles, net	74,723	76,776
Insurance deposit	—	11,259
Other assets	21,105	23,861

	$801,471	$844,818

Liabilities and Stockholders’ Equity

Current Liabilities:
Current portion of long-term debt and revolving lines of credit	$67,591	$86,035
Accounts payable and other accrued expenses	73,848	79,779
Accrued salaries, wages and payroll taxes	71,523	78,850
Accrued insurance reserves	21,478	19,174
Accrued income tax payable	1,496	1,042
Other current liabilities	13,519	16,419

Total current liabilities	249,455	281,299
Long-term debt, net of current portion	19,960	22,148
Accrued insurance reserves	18,290	20,501
Deferred compensation	14,700	17,287
Other long-term liabilities	3,034	2,923

Total liabilities	305,439	344,158

Stockholders’ Equity:
Preferred stock, par value $0.01 per share; authorized, 2,500,000 shares; none issued or outstanding	—	—
Common stock, par value $0.01 per share; authorized, 200,000,000; issued 65,341,609 shares	653	653
Treasury stock, at cost, 10,216,782 and 9,443,034 shares, respectively	(88,396)	(83,681)
Additional paid-in capital	848,388	848,628
Accumulated deficit	(272,111)	(273,393)
Accumulated other comprehensive income	7,498	8,453

Total stockholders’ equity	496,032	500,660

	$801,471	$844,818

SPHERION CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION
(unaudited, in thousands, except share data)

	Management Guidance	Three Months Ended
	Three Months Ended
	June 29,	March 30,	April 1,
	2008	2008	2007
Adjusted earnings from continuing operations		$2,800	$4,239

Adjustment of Canadian Acquisition		—	(1,492)

Restructuring and other charges, net of tax benefit		(607)	—

Earnings from continuing operations		2,193	2,747

Loss from discontinued operations, net of tax		(911)	(141)

Net earnings		$1,282	$2,606

Per share-Diluted amounts (1):
Adjusted earnings from continuing operations	$0.06 to $0.11	$0.05	$0.07

Adjustment of Canadian Acquisition	—	—	(0.03)

Restructuring and other charges, net of tax benefit	(0.01)	(0.01)	—

Earnings from continuing operations	$0.05 to $0.10	0.04	0.05

Loss from discontinued operations, net of tax		(0.02)	—

Net earnings		$0.02	$0.05

Diluted weighted-average shares used in computation of earnings per share		56,303	57,090

(1)	Earnings per share amounts are calculated independently for each component and may not add due to rounding.
RECONCILIATION OF EBITDA TO EARNINGS FROM CONTINUING OPERATIONS

	Three Months Ended
	March 30,	April 1,
	2008	2007
EBITDA from continuing operations	$12,664	$11,659

Interest income	179	1,283

Interest expense	(1,749)	(1,951)

Depreciation and amortization (2)	(7,439)	(5,598)

Earnings from continuing operations before income taxes	3,655	5,393

Income tax expense	(1,462)	(2,646)

Earnings from continuing operations	$2,193	$2,747

EBITDA as a percentage of revenue	2.2%	2.5%

(2)	Includes depreciation and amortization from continuing operations only.

SPHERION CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION
(unaudited)
RECONCILIATION OF YEAR-OVER-YEAR ORGANIC(1) REVENUE GROWTH

		Three Months Ended
	March 30, 2008
	Total	Staffing	Professional
	Company	Services	Services
Organic revenue growth	0.2%	0.1%	0.5%
Impact of acquisitions and business reclassifications	24.6%	10.4%	62.7%

GAAP revenue growth	24.8%	10.5%	63.2%

	Three Months Ended March 30, 2008
	Revenue Growth Rate by Skill			Revenue Growth Rate by Service
	Total		Light	Total	Permanent	Temporary	Managed
Staffing Services	Staffing	Clerical	Industrial	Staffing	Placement	Staffing(2)	Services(2)
Organic revenue growth	0.1%	(2.0%)	3.0%	0.1%	(15.0%)	(1.0%)	10.0%
Impact of acquisitions and business reclassifications	10.4%	12.8%	7.0%	10.4%	11.1%	15.6%	(23.7%)

GAAP revenue growth	10.5%	10.8%	10.0%	10.5%	(3.9%)	14.6%	(13.7%)

	Three Months Ended March 30, 2008
	Revenue Growth Rate by Skill				Revenue Growth Rate by Service
	Total	Information	Finance &		Total	Permanent	Temporary
Professional Services	Professional	Technology	Accounting	Other	Professional	Placement	Staffing(2)
Organic revenue growth	0.5%	(1.4%)	1.2%	17.4%	0.5%	(11.0%)	1.0%
Impact of acquisitions and business reclassifications	62.7%	91.2%	8.5%	(1.6%)	62.7%	7.9%	70.2%

GAAP revenue growth	63.2%	89.8%	9.7%	15.8%	63.2%	(3.1%)	71.2%

(1)	Organic revenue growth is calculated assuming that all acquisitions were consumated on January 1, 2007. This calculation has the effect of adding revenues for the acquired businesses prior to their acquisition dates to Spherion Corporation’s reported revenues. In addition, organic revenue growth is calculated assuming that business reclassifications were effective on January 1, 2007, so that revenues for this business are included in the same segment, skill and service in the current and prior period for purposes of calculating year over year growth.

(2)	Effective with the first quarter of 2008, the management of certain customer contracts was transferred between operating segments, primarily to Professional Services from Staffing Services, and has been adjusted for purposes of calculating organic growth.

SPHERION CORPORATION AND SUBSIDIARIES
SEGMENT INFORMATION
(unaudited, dollar amounts in thousands)

	Three Months Ended
	March 30,	April 1,	December 30,
	2008	2007	2007
Revenues:
Staffing Services	$372,010	$336,580	$427,091
Professional Services	204,453	125,289	154,509

Segment revenue	$576,463	$461,869	$581,600

Gross profit:
Staffing Services	$68,716	$64,650	$85,202
Professional Services	59,452	41,071	49,399

Segment gross profit	$128,168	$105,721	$134,601

Segment SG&A
Staffing Services	$(66,923)	$(61,899)	$(73,120)
Professional Services	(48,764)	(34,531)	(41,324)

Segment SG&A	$(115,687)	$(96,430)	$(114,444)

Segment operating profit:
Staffing Services	$1,793	$2,751	$12,082
Professional Services	10,688	6,540	8,075

Segment operating profit	12,481	9,291	20,157

Unallocated corporate costs	(4,216)	(3,190)	(4,016)
Amortization of intangibles	(2,044)	(40)	(868)
Interest expense	(1,749)	(1,951)	(1,155)
Interest income	179	1,283	869
Restructuring and other charges	(996)	—	(700)

Earnings from continuing operations before income taxes	$3,655	$5,393	$14,287

MEMO:

Gross profit margin:
Staffing Services	18.5%	19.2%	19.9%
Professional Services	29.1%	32.8%	32.0%
Total Spherion	22.2%	22.9%	23.1%

Segment SG&A:
Staffing Services	18.0%	18.4%	17.1%
Professional Services	23.9%	27.6%	26.7%
Total Spherion	20.1%	20.9%	19.7%

Segment operating profit margin:
Staffing Services	0.5%	0.8%	2.8%
Professional Services	5.2%	5.2%	5.2%
Total Spherion	2.2%	2.0%	3.5%

Supplemental Cash Flow Information:
Operating cash flow	$8,263	$9,587	$19,824
Capital expenditures	$2,607	$2,319	$2,318
Depreciation and amortization	$7,439	$5,745	$6,225
DSO	53	53	51

SPHERION CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL INFORMATION
(unaudited, dollar amounts in thousands)

	Three Months Ended
	March 30, 2008	April 1, 2007	December 30, 2007
Staffing Services

Revenue by Skill:
Clerical	$241,681	$218,081	$264,668
Light Industrial	130,329	118,499	162,423

Segment Revenue	$372,010	$336,580	$427,091

Revenue by Service:
Temporary Staffing	$327,861	$286,035	$371,012
Managed Services (1)	39,055	45,244	50,254
Permanent Placement	5,094	5,301	5,825

Segment Revenue	$372,010	$336,580	$427,091

Gross Profit Margin by Service:
(As % of Applicable Revenue)
Temporary Staffing	15.6%	16.2%	17.1%
Managed Services	31.9%	28.9%	31.9%
Permanent Placement	100.0%	100.0%	100.0%
Total Staffing Services	18.5%	19.2%	19.9%

Professional Services

Revenue by Skill:
Information Technology	$156,407	$82,417	$107,847
Finance & Accounting	28,828	26,283	27,503
Other	19,218	16,589	19,159

Segment Revenue	$204,453	$125,289	$154,509

Revenue by Service:
Temporary Staffing (1)	$191,303	$111,719	$141,966
Permanent Placement	13,150	13,570	12,543

Segment Revenue	$204,453	$125,289	$154,509

Gross Profit Margin by Service:
(As % of Applicable Revenue)
Temporary Staffing	24.2%	24.6%	26.0%
Permanent Placement	100.0%	100.0%	100.0%
Total Professional Services	29.1%	32.8%	32.0%

(1)	Effective with the first quarter of 2008, the management of certain customer contracts was transferred to Professional Services from Staffing Services.